EX-23.a


DELOITTE & TOUCHE LLP

Northwest Bank Building            Telephone:  (319) 322-4415
101 West Second Street             Facsimile:  (319) 322-2002
Davenport, Iowa  52801-1813






INDEPENDENT AUDITORS' REPORT


Interstate Power Company:

We have audited the financial statements of Interstate Power Company as of December 31, 1994 and 1993, and for each of the three years in the period ended December 31, 1994, and have issued our report thereon dated February 2, 1995, which report includes an explanatory paragraph as to a 1993 change in accounting for postretirement benefits other than pensions and for income taxes; such financial statements and report are included in your 1994 Annual Report to Stockholders and are incorporated herein by reference. Our audits also included the financial statement schedule of Interstate Power Company, listed in Item 14. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

February 2, 1995